Exhibit 10.2

FORM OF
EXHIBIT A
TO AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

SEPARATION AGREEMENT AND GENERAL RELEASE
Definitions. All the words used in this Separation Agreement and General Release (“Agreement”) have their plain meaning in ordinary English. Specific terms used in this Agreement have the following meanings:
1.Words such as “I” and “me” include both me and anyone who has or obtains any legal rights or claims against “Raven” (defined below) and the “Company” (defined below), and each of them, through me. My name is ________ .
2.“Raven” means Raven Industries, Inc..
3.The “Company” means Raven, and Raven’s past and present parent, subsidiaries and affiliated entities, and all and each of the past and present Board of Directors, officials, managers, members, governors, agents, officers, directors, employees, shareholders, attorneys, committees, insurers, indemnitors, investors, successors and assigns of any and all of the foregoing entities.
Background.
1.My employment with Raven ended on ____________ (the “Separation Date”). I agree not to sign this Agreement prior to the end of my work day on the Separation Date.
2.I have been paid all of my accrued and unused paid time off and all other wages, salary, and monies due and owing to me through the Separation Date.
3.The purpose of this Agreement is to fully and finally release the Company from all of “My Claims” (as defined below) through my signing of this Agreement.
4.In exchange for “My Promises” (defined below), Raven has promised to do the following for me (all and each are “Raven’s Promises”) as long as I sign this Agreement and do not exercise my rights to revoke or rescind as set forth below.
5.I acknowledge and agree that I received this Agreement on the Separation Date and understand that I have 21 days from the Separation Date to decide whether to sign this Agreement. If I do not sign this Agreement within that timeframe, the offer contained within this Agreement will expire.
6.I acknowledge and agree that I will not sign this Agreement prior to the end of work day on the Separation Date or this Agreement will be null and void.

Exhibit 10.2

7.This Agreement is being entered into pursuant to that certain Amended and Restated Change in Control Agreement between Raven and me dated ____________ (the “CIC Agreement”).

Raven’s Promises.
1.Severance Pay. Raven agrees to pay me the amounts and benefits specified in the CIC Agreement at the times specified therein, less any deductions Raven is required to make or believes in good faith it is required to make from that amount.
My Claims. The claims I am releasing below (all and each are “My Claims”) include all of my rights to any relief of any kind from the Company through the date on which I sign this Agreement, to the fullest extent permitted by law, including but not limited to:
1.All claims I have now, whether or not I know about or suspect the claims;
2.All claims for attorney’s fees, costs, and disbursements;
3.All rights and claims under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), the South Dakota Human Relations Act (“SDHRA”), Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Family and Medical Leave Act (“FMLA”), and any other federal, state, local law, rule, or regulation regarding discrimination and retaliation;
4.All claims arising out of my employment and my separation from employment with Raven including, but not limited to, breach of contract, wrongful termination, illegal termination, termination in violation of public policy, breach of an implied contract, breach of covenant of good faith and fair dealing, defamation, promissory estoppel, violation of state or federal leave laws, equal pay laws, invasion of privacy, fraud, retaliation, and intentional or negligent infliction of emotional distress;
5.All claims for any other alleged unlawful employment practices arising out of or relating to my employment or my separation from employment; and
6.All claims for any other form of pay, compensation or remuneration that is not provided in this Agreement.
My Promises.
1.In exchange for Raven’s Promises (described above), I hereby fully and finally release to the maximum extent permitted by law all of “My Claims” (described above) against the Company, including for example rights and claims under the ADA, SDHRA, OWBPA, ADEA, FMLA, and Title VII. I will not bring any lawsuits against the Company except if necessary to enforce the provisions of this Agreement. The money and benefits that I will receive as set forth in this Agreement as Raven’s Promises are full and fair payment for the release of My Claims. The

Exhibit 10.2

Company does not owe me anything in addition to what I will receive under this Agreement. The money and benefits that I am receiving under this Agreement as Raven’s Promises have a value that is greater than anything else to which I am entitled. Specifically excluded from my waiver and release of claims are claims or disputes that: (1) by law cannot be released in a private agreement (such as workers’ compensation claims); (2) arise after the effective date of this Agreement; or (3) relate to the obligations of the parties under this Agreement.
2.In exchange for Raven’s Promises, I promise to successfully transition my work responsibilities. I will provide Raven with a list of any documents and return the work computers or other devices that require password(s) necessary to access such devices or documents. I will cooperate with Raven and use my best efforts to be available, on a reasonable basis, to answer questions that may arise to achieve a smooth transition after the Separation Date. I also agree to be available to and cooperate with Raven and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during my employment, in which I was involved or of which I have knowledge. I understand and agree that such cooperation includes, but is not limited to, making myself available to Raven and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to Raven or its counsel pertinent information; and turning over all relevant documents which are or may come into my possession.
Additional Agreements and Understandings.
1.Non-Admission. Except for the Company’s obligations under the CIC Agreement, the Company does not admit that it is responsible or legally obligated to me, and in fact, the Company denies that it is responsible or legally obligated to me. I acknowledge that Raven’s Promises described in this Agreement is sufficient consideration to support enforcement of this Agreement.
2.Benefit Plans. My and Raven’s rights and obligations in any benefit plan in which I participated during my employment are governed by the applicable plan documents. Further, I am not releasing any rights I may have to be indemnified by Raven for acts or omissions as an employee, officer and/or director of Raven pursuant to any insurance policy, statute, or corporate change or bylaw provision by entering into this Agreement.
3.Filing. This Agreement does not prohibit me from filing an administrative complaint, or an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. If I filed or file such a charge or complaint, the payment and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge or complaint, and I am not entitled to any other monetary relief with respect to the claims released in this Agreement.
4.Property. I have delivered to Raven any and all of its records and property in my possession or under my control, including without limitation manuals, books, passwords, blank forms, documents, letters, memoranda, notes, notebooks, passwords, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies

Exhibit 10.2

thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of Raven and all copies thereof. I have returned to Raven all equipment, laptop computers, iPads, iPhones, other cellular phones, BlackBerry devices, credit cards, security cards and keys, badges, and files and any other property belonging to Raven, including all copies of same, that were in my possession or control. I no longer possess or have within my control any of the aforementioned Raven property, information or belongings. I have not downloaded, diverted, or transferred in any manner any files or other data that are the property of Raven.
5.Non-Disparagement. I will not intentionally disparage the Company, its products, services, systems, and other matters pertaining to its business. The prohibitions of this paragraph do not apply to my legally protected communications or communications with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal or state government agency.
6.Confidentiality. The terms and conditions of this Agreement are strictly confidential. I will not discuss or reveal the existence or the terms of this Agreement to any persons, entities, or organizations except as follows: (a) as required by law or court order; (b) by me to my immediate family; or (c) to my attorney, financial planner and accountant. I must ensure that any person or entity described in subsections (b) and (c), to whom such disclosures are made must, as a condition of such disclosure, agree to keep the terms of this Agreement strictly confidential. This confidentiality provision does not prohibit me from providing this Agreement to the Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local regulatory agencies.
7.Remuneration. I acknowledge and agree that I am not owed any remuneration or benefits from the Company other than the consideration identified within this Agreement including but not limited to wages, commissions, benefits, bonuses, vacation pay, sick pay, paid time off, stock, or any other incentives.
8.Tax Indemnification. I acknowledge that I have not relied on any tax advice provided by the Company and that, if necessary, I am responsible for properly reporting the payment and benefits received pursuant to this Agreement and paying any applicable taxes.
Rights to Counsel, Consider, Revoke, and Rescind.
1.I have been advised to consult with an attorney prior to executing the Agreement. Raven recommends that I consult with an attorney prior to signing this Agreement. I can freely choose to seek legal advice before signing this Agreement.
2.I have twenty-one (21) days to consider this Agreement, including my waiver of rights and claims of age discrimination and retaliation under the ADEA and OWBPA, beginning the date on which I received this Agreement. If I signed this Agreement, then for a period of seven (7) days following the day on which I signed it, I will be entitled to revoke this Agreement, and this Agreement will not become effective or enforceable until after the revocation period has expired. My waiver of claims in this Agreement does not include any claims that may arise after the date that I sign this Agreement.

Exhibit 10.2

3.To revoke my waiver(s), I must put the revocation in writing and deliver it to Raven by hand via ________ or mail it within the 7-day period. If I deliver the revocation by mail, it must be postmarked within seven (7) calendar days after the date on which I signed this Agreement; addressed to Raven, c/o __________and sent by certified mail, return receipt requested.
If I exercise my rights to revoke my waivers as provided above, this Agreement will be null and void. My employment will still end on the Separation Date, and I will not receive Raven’s Promises in this Agreement.
Agreement Freely Entered Into.
I represent that I have voluntarily, and free from duress or undue coercion, made My Promises in this Agreement.
Severability.
If any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted to sustain their legality and enforceability.
Entire Agreement.
This Agreement, together with the CIC Agreement, are the final and complete agreements between Raven, the Company, and me with regard to the matters therein. Any modification of, or addition to, this Agreement must be in in writing and signed by the parties.
Successors and Assigns.
This Agreement will be binding upon and inure to the benefit of the successors and assigns of Raven, the Company, and me. I understand that I may not assign this Agreement.
Governing Law And Venue.
The parties agree that this Agreement shall be interpreted, construed, governed and enforced under and pursuant to the laws of the State of South Dakota. I irrevocably consent to the exclusive jurisdiction of courts in South Dakota for the purposes of any action arising out of or related to my employment, or any actions for temporary, preliminary, and permanent equitable relief.

Exhibit 10.2

Knowing and Voluntary Agreement.
I have read this Agreement carefully and understand all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it, and to make certain that I understand the meaning of the terms and conditions contained in this Agreement and fully understand the content and effect of this Agreement. In agreeing to sign this Agreement, I have not relied on any statements or explanations made by Raven, the Company, or all and each of their respective agents or attorneys except as set forth in this Agreement. I agree to abide by this Agreement.

Date___________________	__________________________________________________
[EMPLOYEE NAME]

Date___________________	RAVEN INDUSTRIES, INC.

By _______________________________________

Its _______________________________________

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